Double Eagle Petroleum		Company
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado —
Date: August 3, 2010

Double Eagle Petroleum Co Expands Borrowing Base

Denver, Colorado — Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that the Company has expanded its borrowing base under its $75 million credit facility up to $55 million from $45 million.

Richard Dole, Double Eagle President, CEO and Chairman of the Board, remarked: “The expansion of our borrowing base is evidence of the continued growth and strength of the Company’s productive assets. Access to this funding provides the Company with the ability to respond quickly to opportunities, including acquisitions that we are actively pursuing.”

The rates and covenants under the amended credit agreement are consistent with the prior credit agreement. The lending group is comprised of Bank of Oklahoma and Key Bank, with Bank of Oklahoma serving as the lead.

About Double Eagle Petroleum Co

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company currently has development activities and opportunities in its Atlantic Rim coal bed methane and in the Pinedale Anticline in Wyoming. Exploration potential exists in its Atlantic Rim Niobrara acreage.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.com